EXHIBIT (m)(7)(b)

Schedule A

EATON VANCE GROWTH TRUST CLASS C DISTRIBUTION PLAN March 7, 2011

	Adoption	Distribution
Fund	Date	Fee

Eaton Vance Focused Growth Opportunities Fund	March 7, 2011	0.75%
Eaton Vance Focused Value Opportunities Fund	March 7, 2011	0.75%
Eaton Vance Richard Bernstein Multi-Market Equity Strategy Fund	August 9, 2010	0.75%

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